Appendix A

TENGASCO, INC. AUDIT COMMITTEE CHARTER

AS AMENDED JUNE 18, 2004.

        The Audit Committee shall be appointed by the Board of Directors of Tengasco, Inc. (the “Company”) to assist the Board in fulfilling its oversight responsibilities relating to the Company’s (1) financial statements and auditing, accounting and related reporting processes and (2) systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board.

COMPOSITION

        The members of the Audit Committee shall be elected by the Board at the meeting of the Board immediately following the Company’s annual stockholder meeting and shall hold office until their successors are duly elected and qualified. The Audit Committee shall consist of at least three members of the Board, each of whom shall meet all the independence and experience requirements of applicable laws, regulations, and stock market rules. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, or must be able to do so within a reasonable time after his or her appointment to the Audit Committee. At least one member of the Audit Committee shall be a financial expert as defined by the Securities and Exchange Commission and such person shall serve as the Chairperson of the Audit Committee.

MEETINGS

        It is anticipated that the Audit Committee will meet at least four times a year. However, the Committee shall meet as many additional times as it deems necessary. A majority of the Committee shall constitute a quorum. All determinations of the Audit Committee shall be made by a majority of its members present, either in person or by telephone, at a meeting duly called and held or where only two members are present by unanimous vote. A decision or determination of the Audit Committee reduced to writing and signed by all members of the Committee shall be fully as effective as if it had been at a meeting duly called and held.

RESPONSIBILITIES

      The Audit Committee shall:

      Documents/Reports Review

        — Review the annual audited financial statements with management and the independent auditors, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements, and recommend that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

        — Review with management and the independent auditors the Company’s quarterly financial statements.

        — Review with management and the independent auditors the significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements and discuss any other matters communicated to the Committee by the independent auditors.

        — Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

      Accounting and Financial Controls Framework

        — Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors.

        — Review with the independent auditors any management letter provided by the independent auditors and the Company’s responses to that letter. Such review should include:

        — Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

        — Any changes required in the planned scope of the audit.

        — The financial reporting department responsibilities and staffing.

        — Review with management (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

      Oversight of Independent Auditors

        — Exercise direct responsibility for the appointment, compensation, retention, and oversight of the work of any registered public accounting firm engaged, including resolution of disagreements between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review, ore attest services for the Company, and assure that each such firm report directly to the Committee.

        — Approve the fees to be paid to the independent auditors.

        — Assure receipt from the outside auditors of a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1, and actively engage in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and for taking, or recommending that the full Board take appropriate action to oversee the independence of the outside auditors.

        — Evaluate together with the Board the performance of the independent auditors and, if so determined by the Audit Committee, recommend that the Board replace the independent auditors.

        — Meet with the independent auditors prior to the audit to review the planning and staffing of the audit.

        — Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

        — Establish hiring policies for employees or former employees of the independent auditors.

GENERAL AUTHORITY AND RESPONSIBILITIES

        The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Company shall provide appropriate funding, as determined by the Audit Committee in its capacity as a committee of the Board of Directors, for payment of compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company; for compensation to any legal, accounting or other consultants retained or employed by the Committee; and for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board.